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        SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS DATED FEBRUARY 24, 1995


              [LOGO OF NETWORK SYSTEMS CORPORATION APPEARS HERE]

                                                               FEBRUARY 24, 1995

Dear Network Systems Stockholder:

  We have previously sent to you a Proxy Statement/Prospectus dated January 9, 1995 (the "Proxy Statement") and a Supplement to the Proxy Statement/Prospectus dated February 10, 1995 (the "Prior Supplement"), both relating to a special meeting of stockholders of Network Systems Corporation ("Network Systems") to be held at 9:00 a.m. local time on Tuesday, March 7, 1995 at the Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota 55415. As described in the Proxy Statement/Prospectus, this special meeting has been called to allow Network Systems stockholders to consider and vote upon a proposed Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of Network Systems with a newly formed subsidiary of Storage Technology Corporation ("StorageTek").

  The Board of Directors of Network Systems, at a meeting held on February 23, 1995, considered a revised 1995 operating plan presented by management. As discussed in greater detail in the attached supplement to the Proxy Statement/Prospectus (the "Supplement"), after considering the presentation by management of a revised 1995 operating plan and other factors it believes to be relevant, THE NETWORK SYSTEMS BOARD OF DIRECTORS REAFFIRMS ITS VIEW THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NETWORK SYSTEMS AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER.

  Your vote is important, and we urge you to give the Proxy Statement/Prospectus, the Prior Supplement and this Supplement your immediate attention. You received with both the Proxy Statement/Prospectus and the Prior Supplement a proxy card on which you could vote, and you may have already returned one or both of these cards. However, we have enclosed a third proxy card (and a return envelope) for your use.

  Thank you for your cooperation.

                                          Very truly yours,

                                          [SIGNATURE OF MALCOLM D. REID
                                           APPEARS HERE]

                                          Malcolm D. Reid
                                          Vice President, General
                                          Counsel and Secretary

THIS SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS IS DATED FEBRUARY 24, 1995 AND IS
  FIRST BEING MAILED TO NETWORK SYSTEMS STOCKHOLDERS ON OR ABOUT FEBRUARY 24,
                                     1995.
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  This is a Supplement to the Proxy Statement/Prospectus and the Prior
Supplement. This Supplement contains additional information for your consideration of the Merger of Network Systems with a newly formed subsidiary of StorageTek described in the Proxy Statement/Prospectus and the Prior Supplement. The capitalized terms used in this Supplement shall have the meanings ascribed them in the Proxy Statement/Prospectus.

  Information contained in this Supplement has been supplied by Network Systems. The opinions, projections and predictions concerning StorageTek contained or incorporated herein are not those of StorageTek and are solely those of the persons or entities to whom they are attributed. StorageTek does not adopt or endorse any of such opinions, projections or predictions.

  As stated in the Prior Supplement, at the meeting of the Network Systems Board of Directors on February 8, 1995 at which the Board reaffirmed its view that the Merger was fair to and in the best interests of Network Systems and its stockholders, one of the directors, Donald W. Feddersen, voted not to reaffirm the Merger. In partial response to Mr. Feddersen's concerns (summarized below), and to assure consideration of a balance of information relevant to a decision either to reaffirm the Merger or to continue as an independent company, a meeting of the Board was held on February 23, 1995. At this meeting, management of Network Systems was asked to present to the Board an operating plan for 1995 which, as compared with the 1995 operating plan previously approved by the Board, would de-emphasize revenue growth, reduce costs substantially and make personnel changes.

  After considering management's revised operating plan for 1995 at the February 23, 1995 meeting and the other matters discussed below, the Network Systems Board of Directors unanimously voted to reaffirm its view that the Merger is fair to and in the best interests of Network Systems and its stockholders. At this meeting, Mr. Feddersen changed his vote from a negative vote at the February 8, 1995 meeting to an affirmative vote.

Views of Mr. Feddersen

  At the February 8 Board meeting, director Donald W. Feddersen voted not to recommend the Merger to the stockholders. At that time, Mr. Feddersen expressed concern about whether StorageTek is well positioned to meet price competition in its various markets and stated his belief that Network Systems stockholders could be disappointed in the performance of StorageTek Stock. Mr. Feddersen also questioned whether Network Systems' could be restructured to improve its near term performance, by de-emphasizing revenue growth and reducing costs, including research and development budgets. Further, Mr. Feddersen stated that Network Systems should rebuild its sales force and make changes in management. In the view of Mr. Feddersen, positive results from such a restructuring could have the effect of increasing Network Systems' earnings, which could lead to an increase in value of Network Systems Stock above the value of the Merger consideration.

  Upon consideration of the presentation by management of Network Systems at the February 23 meeting, Mr. Feddersen changed the conclusion he reached at the February 8 meeting and voted with all other directors to recommend the Merger to the Network Systems stockholders. Mr. Feddersen concluded that much of Network Systems' existing business is in mature markets that are declining in size and are subject to price erosion. Competing in these markets would necessitate severe cost reductions of a nature and scope with which existing management is not familiar and which could be difficult to implement. In addition, Mr. Feddersen perceived that there are substantial risks associated with the introduction of new products, a key part of the 1995 plan. Based upon these factors and others he deemed relevant, Mr. Feddersen concluded that receiving the Merger consideration would be preferable for the Network Systems stockholders to continuing as stockholders of an independent company.

February 23, 1995 Board Meeting

  The Network Systems Board of Directors asked the management of Network Systems to present at a Board meeting on February 23, 1995 an operating plan for 1995 for Network Systems on an independent basis which would reduce costs substantially and consider the other factors suggested by Mr. Feddersen.

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  The plan presented by management (the "Revised 1995 Plan") called for a reorganization of certain functions within Network Systems and corresponding cost reductions. The plan, like the prior plan approved by the Network Systems Board of Directors, is highly dependent upon the successful introduction of new products. The Revised 1995 Plan reflects significant losses in the first quarter due to restructuring charges and improved performance and operating margins in the latter part of the year, particularly in the fourth quarter.

  Although management believes that Network Systems is positioned to be successful in 1995 with the release of the company's new products, the Board of Directors continues to believe that there is less risk and greater opportunity to the stockholders of Network Systems in receiving the Merger consideration than in continuing to own the stock of Network Systems as an independent entity. Based on the details of the Revised 1995 Plan and the challenging competitive environment in which the plan would be carried out, the Board of Directors is of the view that the risks inherent in the successful execution of the plan are such that the Merger remains in the best interests of the stockholders of Network Systems.

  BASED UPON FURTHER CONSIDERATION OF THE MERGER AND THE FACTORS DISCUSSED IN THIS SUPPLEMENT, ON FEBRUARY 23, 1995 THE NETWORK SYSTEMS BOARD OF DIRECTORS UNANIMOUSLY REAFFIRMED ITS VIEW THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF NETWORK SYSTEMS AND ITS STOCKHOLDERS.

Board Consideration of Value of Network Systems and StorageTek

  As summarized in the Proxy Statement/Prospectus (see "The Merger--Network Systems' Reasons for the Merger; Recommendations of Network Systems' Board of Directors") and the Prior Supplement (see "Reasons of Network Systems' Board of Directors"), in reaching its decision on August 8, 1994 that the Merger was fair to and in the best interests of Network Systems and its stockholders, and in reaffirming this decision on January 5 and February 8, 1995, the Board of Directors of Network Systems on each occasion considered a variety of factors that it believed to be relevant.

  Among the factors that the Network Systems Board of Directors considered in connection with its deliberations concerning the Merger was a comparison of the value of StorageTek Stock to be received by the Network Systems stockholders in the Merger with the value of Network Systems Stock if Network Systems were to remain an independent entity.

  August 7 and 8, 1994 Meeting. On August 8, 1994, the business day prior to the public announcement of the execution of the Merger Agreement, the reported closing sale price per share of StorageTek Stock was $39.00, indicating that the then value of the Merger consideration was $10.21 for each share of Network Systems Stock (plus an additional $.05 per share in connection with the redemption of outstanding preferred stock purchase rights (the "Rights Payment")). Among the factors considered by the Network Systems Board of Directors in approving the Merger at that time was the value of Network Systems. Needham & Company, Inc. ("Needham"), which has advised the Network Systems Board of Directors in connection with the Merger, analyzed the value of Network Systems as a part of its presentation to the Board at the August 7 and 8, 1994 meeting. As part of its analysis, Needham compared historical and projected operating and stock market data and operating and financial ratios for Network Systems with the corresponding data and ratios of certain other publicly traded networking companies deemed comparable to Network Systems' business. Such data and ratios included total market capitalization to historical and projected revenues, price per share to historical and projected revenues and earnings per share and market value to historical book value. This analysis resulted in values for Network System as an independent entity ranging from $9.00 to $10.00 per share.

  February 8, 1995 Meeting. Subsequent to the execution of the Merger Agreement on August 8, 1994, the market price of StorageTek Stock declined from $39.00 per share on August 8, 1994 to a closing price of $23.00 per share on February 7, 1995, indicating that the value of the Merger consideration on that date was $6.02 (plus the Rights Payment of $.05 per share). The market price of StorageTek Stock was $21.875 on February 21, 1995, indicating that the current value of the Merger consideration is $5.727 (plus the Rights Payment). Because of this significant decline in the market price of StorageTek Stock, the Network Systems

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Board of Directors reviewed the value of StorageTek Stock and Network Systems
Stock as part of its reconsideration of the Merger on January 5 and February 8, 1995.

  As a part of its analysis presented to the Network Systems Board of Directors at the February 8, 1995 meeting, Needham reviewed a range of hypothetical trading prices of one share of StorageTek Stock and the resulting values of the Merger consideration (based on the Exchange Ratio), using a range of projected 1995 earnings and a range of price/earnings multiples based upon multiples of companies deemed generally comparable to StorageTek. This analysis resulted in StorageTek Stock prices ranging from $24.50 per share to $32.00 per share. Applying the Exchange Ratio of .2618 shares of StorageTek Stock for each share of Network Systems Stock, this analysis resulted in a range of values for the Merger consideration if the Merger is consummated ranging from $6.41 per share to $8.38 per share. As part of this presentation, Needham also analyzed the likely value of Network Systems Stock if Network Systems were to remain independent. Needham reviewed a range of hypothetical trading prices of one share of Network Systems Stock assuming that the Merger were not to occur using a range of projected 1995 earnings and price/earnings multiples based upon multiples of companies deemed generally comparable to Network Systems. This analysis resulted in Network Systems Stock prices ranging from $3.12 per share to $5.02 per share.

Iceberg

  Subsequent to the January 24, 1995 press release attached to the Prior Supplement, the Network Systems Board of Directors at the February 8, 1995 meeting gave further consideration to factors related to Iceberg and does not believe that any of those factors preclude reaffirmation of its view that the Merger is fair to and in the best interests of Network Systems and its stockholders.

Developments in Stockholder Litigation

  As discussed in the Prior Supplement under the heading "Stockholder Litigation," two complaints were filed against Network Systems and members of its Board of Directors in the state Chancery Court in Delaware. In one of the complaints, StorageTek was also named as a defendant. A preliminary injunction hearing has been scheduled for March 1, 1995 in Delaware Chancery Court. At that hearing, the plaintiffs may seek to enjoin the Merger, amend the Merger Agreement or ask for further disclosures concerning the Merger. Network Systems continues to believe that the allegations contained in these complaints are without merit and intends to defend the lawsuits vigorously.

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